Exhibit 99.1

Risks Relating to the Chiquita and Fresh Express Businesses

Unless the context indicates otherwise, all references to “Chiquita,” the “Company,” “our,” “us” and “we” refer to Chiquita Brands International, Inc. and its subsidiaries. References to “CBII” refer solely to the legal entity Chiquita Brands International, Inc. All references to “Fresh Express” refer to Performance Food Group Company’s packaged salad and fresh-cut fruit businesses. All references to the “Acquisition”
are to our acquisition of the Fresh Express packaged salad and fresh-cut fruit business of Performance Food Group Company.

Changes in the European Union (“EU”) banana import regime expected to be implemented in 2006 could adversely affect our European business and our operating results.

In 2001, the European Commission (“EC”) agreed to amend the quota and licensing regime for the importation of bananas into the EU. Under the 2001 agreement, the current EU banana tariff rate quota system is scheduled to be followed by a tariff-only system no later than 2006. Under the current quota system, import licenses are required to import bananas into the EU within the quota. Each year, a fixed quantity of licenses is allocated to each eligible operator, including us. We use licenses allocated to us to import a large majority of the bananas we sell in the EU. We import the remainder of the bananas we sell under licenses which are owned by our customers or which we purchase from other operators. In 2004, we sold approximately 61 million boxes (1.1 million metric tons) of bananas in Europe, a large majority of which were sold in the EU and are subject to the current tariff of €75 per metric ton. The current tariff applies to bananas imported from Latin America, which is the source of substantially all of the bananas we import into the EU, but does not apply to bananas imported from certain African, Caribbean and Pacific (“ACP”) sources. Under a tariff-only system, (i) the quota and all license requirements, as well as our allocation of licenses would be eliminated, (ii) the payment of a tariff would continue to be required for the importation of any Latin American bananas into the EU, and (iii) ACP bananas imported into the EU would continue to be exempt from the payment of any tariff.

In order to remain consistent with World Trade Organization (“WTO”) principles, any new EU banana tariff is required under a 2001 WTO decision to “result in at least maintaining total market access” for Latin American suppliers. That decision establishes consultation and arbitration procedures to determine whether the proposed tariff would result in at least maintaining Latin American market access and requires that those procedures be completed before any new EU tariff-only system takes effect. In October 2004, the EC announced that it would propose a tariff on Latin American bananas of €230 per metric ton. This would represent a substantial increase over the €75 per metric ton tariff now applicable to Latin American bananas entering within the EU’s current tariff rate quota system. In February 2005, the EC notified its €230 per metric ton proposal to the WTO, thereby triggering consultation and arbitration procedures. The Latin American supplying countries have announced their opposition to any tariff above €75 on the basis that it would be inconsistent with the WTO standard, and in March 2005, nine Latin American governments requested arbitration. An arbitration decision is expected by August 1, 2005.

There can be no assurance that (a) a tariff-only system will be installed by 2006, (b) the tariff level finally established for Latin American bananas will be no more than the current €75 per metric ton, or (c) if a higher tariff level is imposed, it will not have a materially adverse effect on marketers of Latin American bananas, including us. In addition, if the tariff-only system is installed, then regardless of the amount of the final tariff, there can be no assurance that over time there will not be a materially adverse effect on EU marketers of bananas (whether from Latin America or ACP sources), including us, due to any decline in prices that could result from an increase in the total volume of bananas imported into the EU after the elimination of the current quota restrictions.

We may be unable to integrate Fresh Express successfully.

The acquisition of Fresh Express may place significant demands on our management and our operational and financial resources. The integration could take longer than planned and be subject to unanticipated difficulties and expenses. Key risks involve:

•	difficulties in integrating the operations, technologies and products acquired;

•	loss of business relationships with suppliers and customers of Fresh Express;

•	loss of key Fresh Express personnel;

•	the diversion in focus of our management team during the integration process; and

•	the risks of entering markets in which we have limited or no prior experience.

Our failure to integrate Fresh Express successfully could have a material adverse effect on our business, results of operations and financial condition. Successful integration of Fresh Express with our operations will depend upon our ability to manage the combined operations in order to realize opportunities for revenue growth and eliminate redundant and excess costs, particularly in the areas of logistics, distribution and sales and marketing. We also intend to combine the fresh-cut fruit operations of Chiquita and Fresh Express. We cannot assure you that we will achieve any of the expected synergies or that we will successfully rebrand Fresh Express’s fresh-cut fruit operations. Historical and pro forma financial information about Fresh Express relates to periods during which Fresh Express was not under our management and therefore may not be indicative of our future financial condition or operating results.

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our and Fresh Express’s business.

The production of fresh produce is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are common but difficult to predict. Fresh produce, including lettuce, is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of agricultural production at the time of infection or infestation, the type of treatment applied and climatic conditions. For example, black sigatoka is a fungal disease which affects banana cultivations in most areas where bananas are grown commercially, but its severity may vary widely.

Unfavorable growing conditions caused by these factors can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost. These factors may result in lower sales volume and increased costs to us or Fresh Express due to expenditures for additional chemical treatment or agricultural techniques, the repair of infrastructure and replanting to replace damaged or destroyed crops. If banana plantings are destroyed, approximately nine months are required from replanting to first harvest. The costs to control crop disease and other infestations vary depending on the severity of the damage and the extent of the plantings affected. In the past, crop diseases have caused certain produce industries to replant entire areas and to change plant varieties, all at considerable costs in both capital investment and temporary lack of available supply.

In 1998, our farms in Honduras and Guatemala were destroyed or damaged by widespread flooding caused by Hurricane Mitch, and as a result, we spent $94 million in capital expenditures to rehabilitate our operations in Honduras and Guatemala. In January 2005, the Atlantic coast of Costa Rica and Panama experienced torrential rains, which produced significant flooding damage to many farms owned by major banana marketers, including us, and independent growers in the region. We expect to incur a loss in supply of more than three million boxes of banana production from our owned farms and independent suppliers in 2005, mostly in the first half of the year. We are experiencing increased costs due to higher expenses for alternative banana sourcing, logistics and farm rehabilitation associated with the flooding. These incremental costs, including write-downs of damaged farms and the impact of volume shortfalls, totaled $8 million in the 2005 first quarter and are currently expected to total approximately $10-$15 million for the year. Higher spot market sales prices in North America, as well as temporary contract price increases that we applied in February, March and part of April 2005, have mitigated our higher costs resulting from the flood.

Competitors may be affected differently by these factors, depending upon the cost to obtain adequate supplies from sources in other geographic areas. Weather, disease and natural disasters may result in lower volume of bananas or other produce available for sale but, if the conditions are widespread in the industry, they may also restrict supplies and lead to an increase in spot market prices at which such produce can be sold. This increase in spot market prices, however, may not impact customers that have fixed contract prices. Incremental costs may also be incurred if we or Fresh Express need to find alternate short-term supplies of bananas, lettuce or other produce from other growers in order to meet our obligations to existing customers. Our geographic diversity in production and sourcing locations increases the risk that we could be exposed to weather or crop-related events that may impact our operations at any given time.

Fluctuations in currency exchange rates may adversely impact our financial results.

Our operations involve transactions in a variety of currencies. Sale transactions denominated in foreign currencies primarily involve the euro, and costs denominated in foreign currencies primarily involve several Latin American currencies and the euro. Accordingly, our operating results may be significantly affected by fluctuations in currency exchange rates. Currency fluctuations also affect our operations because our financial results are reported in U.S. dollars, and the U.S. dollar equivalent of our non-U.S. dollar revenues and costs will depend on applicable exchange rates at the times the revenues are recognized or the costs are incurred. This is especially true with respect to the euro-U.S. dollar exchange rate and, as a result, for several years up to and including 2001, our operating results were adversely affected by the then-continued weakness of major European currencies against the U.S. dollar. Beginning in 2002, the euro began to strengthen against the dollar, causing our sales and profits to increase as a result of the favorable exchange rate conversion of euro-denominated sales to U.S. dollars. Our results will continue to be significantly affected by currency changes in Europe and, should the euro begin to weaken against the dollar, there can be no assurance that we will be able to offset this unfavorable currency movement with an increase to our euro pricing for bananas and other fresh produce. Our policy is to exchange local currencies for dollars promptly upon receipt, thus reducing exchange risk. We also reduce our exposure to exchange rate fluctuations by purchasing foreign currency hedging instruments (principally euro put option contracts) to hedge sales denominated in foreign currencies. Nevertheless, fluctuations in currency exchange rates, and especially weakness in the value of the euro in relation to the U.S. dollar, could have a materially adverse impact on our operating results and cash flow.

We and Fresh Express operate in a competitive environment and the pricing of our and Fresh Express’s products is substantially dependent on market forces.

Banana sales amounted to approximately 60% of our consolidated net sales in 2003 and 55% in 2004. In 2002, prior to the acquisition of Atlanta, banana sales amounted to approximately 85% of consolidated net sales. Even as we seek to diversify our revenues and earnings, including as a result of the Acquisition, we will continue to be highly dependent on the sale of bananas, and we expect that banana sales will continue to represent a significant portion of our consolidated net sales in the future. On a pro forma basis, after giving effect to the Acquisition, bananas would have represented approximately 42% of our consolidated net sales for 2004. Bananas are distributed and marketed internationally in a highly competitive environment. Our primary competitors are a limited number of other international banana importers and exporters. In order to compete successfully, we must be able to source bananas of uniformly high quality at competitive prices and quickly transport them to worldwide markets.

Our customers are primarily retailers and wholesalers. In North America, to a significant extent, and increasingly in Europe, our retail customers are large chain stores. These retailers and wholesalers are generally seeking fewer suppliers that can provide a wider range of fresh produce. In North America, we frequently enter into one-to three-year product and service contracts with these large retail customers with agreed-upon pricing which may fluctuate seasonally. However, those contracts may not permit us to pass on unexpected cost increases when they arise. Bidding for contracts or arrangements with retailers, particularly large chain stores and other large customers, can be highly competitive. In late 2004 we learned that we would lose a portion of our contract volume with WalMart, a major customer for our North American banana sales, when the contract renewed in the second quarter of 2005. Under the new contract, our banana volume is approximately two-thirds that of the volume under the prior contract. As a result, we expect our share of banana volume sold by the top 25 retailers in the United States to decline to approximately 33% in 2005 from 37% in 2004. The average decline in banana prices paid by our retail customers in the North American market in the past decade has been approximately 1.5% per year and there can be no assurance that those prices will not continue to decline.

Fresh produce, including bananas, is highly perishable and must be brought to market and sold generally within 30 to 60 days after harvest. Some items, such as lettuce, vegetables, melons and berries must be sold more quickly, while other items, such as apples and pears, can be held in cold storage for longer periods of time. The selling price received for each type of produce depends on several factors, including the availability and quality of the produce item in the market, and the availability and quality of competing types of produce. For example, although the supply and production of bananas tends to be relatively stable throughout the year, banana pricing is seasonal. This is because bananas compete against other fresh fruit, a major portion of which comes to market in the summer and fall. As a result, banana prices and our financial results are typically higher during the first half of the year. Although we have increased the amount of bananas we sell under fixed-price contracts, even these contracts often include differential pricing, with higher pricing in the first half of the year and lower pricing in the second half of the year. Excess industry supply of any produce item or of a number of produce items is unpredictable and may result in increased price competition. However, even if market prices are unfavorable, produce items which are ready to be, or have been, harvested must be brought to market promptly in order to maximize recovery even if they must be sold at significantly reduced prices.

Approximately 30% of Fresh Express’s 2004 revenues were derived in the foodservice distribution industry, which is characterized by a high volume of sales with relatively low profit margins. Certain of Fresh Express’s sales are at prices that are based on product cost plus a percentage markup. As a result, Fresh Express’s results of operations may be negatively impacted when the price of food goes down, even though Fresh Express’s percentage markup may remain constant. Certain of Fresh Express’s gross profit margins may be negatively affected. In addition, Fresh Express’s results of operations may be negatively impacted by product cost increases that it may not be able to pass on to its customers. The foodservice industry may also be sensitive to national and regional economic conditions, and the demand for Fresh Express’s foodservice products has been adversely affected from time to time by economic downturns. In addition, Fresh Express’s operating results are particularly sensitive to, and may be materially adversely impacted by, difficulties with the collectibility of accounts receivable, inventory control, price pressures, severe weather conditions and increases in wages or other labor costs, energy costs and fuel or other transportation-related costs. One or more of these events could adversely affect Fresh Express’s future operating results.

In 2004, Fresh Express had three foodservice customers that accounted for over 20% of Fresh Express’s total net sales. A loss of any of these customers could adversely affect Fresh Express’s future operating results. Fresh Express has also experienced losses due to the uncollectibility of accounts receivable in the past and could experience such losses in the future. In the first quarter of 2005, Fresh Express realized a 20% decrease in its foodservice revenues due to its decision to stop supplying foodservice customers that would not allow the pass-through of raw product cost increases and the loss of customers who were competitors of Performance Food Group Company’s distribution business. In addition, although Fresh Express has sought to limit the impact of the recent increases in fuel prices by imposing fuel surcharges on customers, increases in fuel prices may adversely affect Fresh Express’s results of operations.

Competition in Fresh Express’s industry is intense, and Fresh Express may not be able to compete successfully.

Fresh Express competes with a variety of branded and private label competitors in the packaged ready-to-eat salad market. Fresh Express’s principal competitor in this market is a national producer. Several regional and local processors also compete in this market. In the foodservice distribution business, Fresh Express competes with numerous smaller distributors on a local level, as well as with a limited number of national foodservice distributors. Some of these distributors have substantially greater financial and other resources than Fresh Express. Bidding for contracts or arrangements with customers, particularly chain and other large customers, is highly competitive and distributors may market their services to a particular customer over a long period of time before they are invited to bid. We believe that most purchasing decisions in the foodservice business are based on the distributor’s ability to completely and accurately fill orders, provide timely deliveries, on the quality of the product and on the price. In the Fresh Express business, competition comes from national and large regional processors when selling produce to chain restaurants. The failure of Fresh Express to compete successfully could have a material adverse effect on our business, operating results and financial condition.

Competition authorities are investigating prior activities by certain Chiquita employees.

Our management recently became aware that certain of our employees shared pricing and volume information with competitors in Europe over many years in violation of European competition laws and Company policies, and may have engaged in several instances in other conduct which did not comply with European competition laws or applicable Company policies. We have stopped the conduct and notified the EC and other regulatory authorities of these matters, and we intend to fully cooperate with any related investigations. Based on our voluntary notification and cooperation with the investigation, the EC has notified Chiquita that it will be granted immunity from any fines related to the conduct, subject to customary conditions, including our continuing cooperation with the investigation. Accordingly, we do not expect to be subject to any fines by the EC. However, if at the conclusion of its investigation, which could take one or more years, the EC were to determine, among other things, that we did not continue to cooperate, we could be subject to fines, which, if imposed, could be substantial. It is also possible that we could be subject to investigation and/or fines by other regulatory authorities, although we do not believe that any such fines, if imposed, would be material to us. In addition, it is possible that private parties could bring litigation claiming damages, although, while there can be no assurance, we do not presently believe that the reported conduct should give rise to any material liabilities from any such litigation. We also do not believe that the reporting of these matters or the cessation of the conduct should have any material adverse effect on the regulatory or competitive environment in which we operate, although there can be no assurance in this regard.

Our management has also become aware, regarding North America, that certain of our employees in one Latin American country shared information with competitors regarding the volume of fruit shipped from that country to North America. While we do not believe that such conduct had any anti-competitive effects, we have discontinued the conduct and notified the appropriate regulatory authorities in the United States and Canada. We intend to cooperate fully should any governmental inquiry or investigation be undertaken in the United States or Canada. It is possible that private parties could bring litigation claiming damages, although we do not presently believe that the reported conduct should give rise to any material liabilities from any such litigation.

We do not believe that any of the foregoing will have a material adverse effect on us; however, there may be factors that we do not know at this time, including the possibility that additional instances of improper conduct could be discovered, and, as such, no assurance can be given. Additionally, any investigation or litigation, regardless of its result, will cause us to expend financial resources and will divert management’s time from our operations. Similarly, it is possible that the foregoing could result in negative publicity, which, if it occurs, could adversely affect our reputation.

We face potential liabilities for customs duties and taxes related to the use of “false” licenses to import bananas.

There are three proceedings (which generally involve multiple individual cases) pending involving potential liability of our Italian subsidiary Chiquita Italia S.p.A. (“Chiquita Italia”) for additional customs duties related to the use of “false” licenses to import bananas into Italy during the years 1998 to 2000. In each proceeding, the amount of potential liability is based on the difference between the tariff rate for Latin American bananas imported with valid licenses (€75 per metric ton) and the tariff rate for Latin American bananas imported without valid licenses (€850 per metric ton), plus related taxes and interest.

Two of these proceedings involve the potential liability of Chiquita Italia for additional customs duties on the import of bananas by Socoba S.r.l. (“Socoba”) into Italy during the years 1998 to 2000 for sale to Chiquita Italia. These duties are alleged to be due because these imports were made with licenses that were purportedly issued by the Spanish Ministry of Foreign Trade but were subsequently determined to have been forged. The authorities contend that Chiquita Italia should be jointly liable with Socoba because (a) Socoba was controlled by the former general manager of Chiquita Italia and allegedly managed for the benefit of Chiquita Italia and (b) the import transactions benefited Chiquita Italia, which arranged for Socoba to purchase the bananas from another Chiquita subsidiary and, after customs clearance, sell them to Chiquita Italia. In the first of these two proceedings, Chiquita Italia received a notice of assessment in 2004 from customs authorities in Trento, Italy stating that Chiquita Italia, Socoba, the former managing director of Chiquita Italia, and the managing director of Socoba are jointly and severally liable for approximately €3.3 million of duties and taxes, plus interest (an estimated €1.5 million of interest having accrued to date), related to imports cleared in Trento. In the second proceeding, in May 2005 Chiquita Italia received notice of an investigation underway by customs authorities in Genoa, Italy into the possible joint liability of Chiquita Italia and Socoba for approximately €26.9 million of duties and taxes, plus interest (an estimated €11.5 million of interest having accrued to date). In this case, Chiquita Italia has not yet received a notice of assessment. The scope of the Genoa proceeding includes all banana imports into Italy by Socoba for sale to Chiquita Italia that used the purported Spanish licenses, including imports cleared by customs authorities in Trento. Therefore, any amounts ultimately paid by Chiquita Italia in the Trento proceeding should reduce any ultimate liability of Chiquita Italia in the Genoa proceeding. Chiquita Italia has appealed the Trento assessment to the Tax Commission in Trento and will appeal any Genoa assessment, through appropriate procedures, on the bases that (a) Chiquita Italia had a good faith belief at the time the import licenses were obtained and used, that they were valid and (b) no Chiquita entity has ever had an ownership interest in Socoba, and Chiquita Italia should therefore not be held responsible for the acts of Socoba. In addition, Chiquita Italia has intervened in a judicial action filed by Socoba in Genoa in March 2005 for a declaratory judgment that the Spanish licenses in question should be regarded as genuine.

The third “false license” case involves licenses used in 1998 to import bananas for Chiquita Italia that were obtained by an independent Italian license broker from the Italian Ministry of Foreign Trade on the basis of allegedly false license applications. In that case, in 1999 and 2002 the customs authorities in Trento assessed Chiquita Italia an aggregate of approximately €1.2 million of additional customs duties and taxes, plus interest (an estimated €0.6 of interest having accrued to date). In 2004, an appellate court in Trento upheld the assessments, which Chiquita Italia is appealing to the Court of Cassation (the highest court in Italy) on the basis that it had no reason to know that the broker’s applications were false. In June 2004, at the conclusion of a related criminal investigation into the involvement of the current managing director of Chiquita Italia in this “false license” situation, an investigative judge found that the managing director did not engage in illegal conduct with respect to the use of those licenses. The public prosecutor in Trento appealed this decision. In May 2005, an appellate court in Trento affirmed the finding that the managing director did not know the licenses were fraudulently obtained, but convicted him of engaging in a license usage transaction whose structure was “fraudulent” and sentenced him to one year in prison, which it conditionally suspended. The structure in question, which the Company believes was common in the industry, involved the sale of bananas by a Chiquita subsidiary to a license holder, who, after using the license to clear customs, sold the bananas to Chiquita Italia. The managing director will appeal this decision to the Court of Cassation on the basis that governmental authorities in Italy and elsewhere in the EU have confirmed the legality of the transaction structure in question.

In a fourth Italian customs proceeding unrelated to “false licenses,” in 2000 Chiquita Italia was assessed approximately €0.9 million (later reduced to €0.6 million) of additional customs duties and taxes, plus interest (an estimated €0.3 million having accrued to date), by the Trento customs authorities. At issue in this proceeding are transactions entered into in 2000 that had the same structure that was found “fraudulent” in the proceeding against the managing director of Chiquita Italia described in the preceding paragraph. This assessment has been appealed to an appellate court in Trento.

A “false license” case is also pending in Belgium, where customs authorities assessed Chiquita’s Dutch subsidiary approximately €0.4 million, plus interest (an estimated €0.1 million having accrued to date), in connection with the import of bananas by Socoba into Belgium in 1998, for sale to the Chiquita subsidiary, using purported Spanish licenses under circumstances substantially the same as in the Italian cases involving Socoba. This assessment has been appealed to a Belgian appellate court.

Our international operations subject us to numerous other risks.

We have international operations in many foreign countries, including in Central and South America, the Philippines and the Ivory Coast. We will continue to have significant international operations following the Acquisition. These activities are subject to risks inherent in operating in these countries, including government regulation, currency restrictions and other restraints, burdensome taxes, risks of expropriation, threats to employees, political instability, terrorist activities, including extortion, and risks of U.S. and foreign governmental action in relation to us. Should such circumstances occur, we might need to curtail, cease or alter our activities in a particular region or country. Our ability to deal with these issues may be affected by applicable U.S. laws and the need to protect our employees and assets.

In April 2003, CBII’s management and audit committee, in consultation with the board of directors, voluntarily disclosed to the U.S. Department of Justice, Criminal Division (the “Justice Department”), that our banana producing subsidiary in Colombia, which was sold in June 2004, had been forced to make “protection” payments to certain groups in that country which had been designated under United States law as foreign terrorist organizations. CBII’s sole reason for allowing its subsidiary to submit to these payment demands had been to protect its employees from the risks to their safety if the payments were not made. The voluntary disclosure to the Justice Department was made because our management became aware that these groups had been designated as foreign terrorist organizations under a U.S. statute that makes it a crime to support such an organization. We requested the Justice Department’s guidance. Following the voluntary disclosure, the Justice Department undertook an investigation. We have cooperated with that investigation. In March 2004, the Justice Department advised that, as part of the investigation, it will be evaluating the role and conduct of CBII and some of its officers in the matter. We intend to continue our cooperation with this investigation, but we cannot predict its outcome or any possible adverse effect on us, which could include the imposition of fines.

In early September 2004, we voluntarily disclosed to the Securities and Exchange Commission (“SEC”) and the Justice Department that in 2003 our Greek subsidiary made a payment of approximately €14,700 that may not comply with the U.S. Foreign Corrupt Practices Act. The payment, which was made in connection with the settlement of a local tax audit, was made in contravention of Company policies. We responded to agency requests for certain additional information and we will cooperate with any further inquiry or investigation. While we have taken corrective and disciplinary action, we cannot predict the outcome of this matter, including whether these agencies would seek to impose fines and/or view this matter as involving a violation of the 2001 order discussed in the next sentence. Under a settlement reached with the SEC in 2001, we paid a $100,000 fine and consented to (a) a finding that, as a result of similar payments by our former Colombian subsidiary in 1996-97, we violated the books and records and internal controls provisions of the Securities Exchange Act of 1934 and (b) an order that we cease and desist from committing or causing any future violations of these provisions.

We have expanded into the fresh-cut fruit business and there is no assurance that we will be successful.

We have expanded our premium “Chiquita” brand into high-quality fresh-cut fruit. Our initial product line contains various combinations of watermelon, pineapple, cantaloupe, honeydew melon, strawberries, apples and grapes in consumer-friendly packaging. We invested approximately $8 million in 2003 to build our first fresh-cut processing plant which began operating in the fourth quarter of 2003. The plant services retail customers in a ten-state region in the U.S. Midwest. Our fresh-cut fruit business will be significantly expanded with our acquisition of Fresh Express. Fresh Express currently processes fresh-cut fruit from four processing plants located throughout the country. We intend to market all fresh-cut fruit products under the “Chiquita” brand. This expansion subjects us and the “Chiquita” brand to greater risks relating to food safety and related product liability since the cut fruit is subject to a greater risk of spoilage or contamination. There are also many competitors in this line of business, including both large regional suppliers and local retailers, who prepare cut fruit on their own premises. On an operating income basis, our fresh-cut fruit operation lost $5 million in 2003, $13 million during 2004 and $3 million during the first quarter of 2005 and Fresh Express lost $13 million during 2004 and $3 million during the first quarter of 2005. There is no assurance that our combined fresh-cut fruit operations will actually generate the returns that we expect or that we will be able eventually to compete nationally in the fresh-cut fruit business on a successful basis.

Labor problems can increase our costs or disrupt our operations.

As of March 31, 2005, we had approximately 22,000 employees and Fresh Express had approximately 4,000 employees. Approximately 18,000 of our employees worked in Central and South America including approximately 10,500 workers covered by 19 labor contracts. Approximately 1,400 of Fresh Express’s employees are covered by four labor contracts. Labor contracts typically have terms of one to five years. One of our contracts covering approximately 250 employees and two of Fresh Express’s contracts covering approximately 1,300 employees expire later in 2005. There can be no assurance that we will be able to successfully renegotiate these contracts on commercially reasonable terms.

Further, strikes or other labor-related actions sometimes occur upon expiration of labor contracts or during the term of the contracts. In the past, we have experienced labor stoppages and strikes. These have in the past and may in the future result in increased costs or decreased crop quality as a result of a temporary curtailment of agricultural practices. When prolonged strikes or other labor actions occur, growing crops may be significantly damaged or rendered unharvestable as a result of the disruption of irrigation, disease and pest control and other agricultural practices.

Our and Fresh Express’s operations and products are regulated in the areas of food safety, customs and protection of human health and the environment.

Our and Fresh Express’s worldwide operations and products are subject to numerous governmental regulations and inspections by environmental, food safety, health and customs authorities, including those relating to the use and disposal of agrichemicals, the documentation of food shipments and the traceability of food products. We believe we and Fresh Express are substantially in compliance with applicable regulations. However, actions by regulators in the past have required, and in the future may require, operational modifications or capital improvements at various locations. In addition, if violations occur, regulators can impose fines, penalties and other sanctions. The costs of these modifications, improvements, fines and penalties could be substantial. We have been and may in the future be subject to private lawsuits alleging that our operations caused personal injury or property damage.

We and Fresh Express are subject to the risk of product liability claims.

The sale of food products for human consumption involves the risk of injury to consumers. These injuries may result from tampering by third parties, bioterrorism, product contamination or spoilage, including the presence of bacteria, pathogens, foreign objects, substances, chemicals, other agents, or residues introduced during the growing, storage, handling or transportation phases of production and distribution.

We and Fresh Express are subject to governmental inspection and regulations and believe each of our facilities and operations, as well as those of third-party growers, currently comply in all material respects with all applicable laws and regulations. While we believe we and Fresh Express have implemented practices and procedures in our and Fresh Express’s operations to promote high quality and safe food products, we cannot be sure that consumption of our or Fresh Express’s products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our or Fresh Express’s products caused illness or injury could adversely affect our or Fresh Express’s reputation with existing and potential customers and our corporate and brand images and we could also incur significant legal expenses. Moreover, claims or liabilities of this nature might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. Large retail customers often require us to indemnify them for claims made by consumers who have purchased our products, regardless of whether the claim relates to an issue arising while the product was in our possession and control or in the possession and control of the retailer. We maintain product liability insurance in an amount which we believe to be adequate. However, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.

Events or rumors relating to the “Chiquita” or “Fresh Express” brand could significantly impact our business.

Consumer and institutional recognition of the “Chiquita” trademarks and related brands and the association of these brands with high-quality and safe food products as well as responsible business practices are an integral part of our business. The “Fresh Express” trademarks and related brands are, and will continue to be, an integral part of the Fresh Express business. The occurrence of any events, rumors or negative publicity regarding the quality and safety of our or Fresh Express’s food products or our business practices (including with respect to the European legal matters and other governmental investigations described elsewhere) may adversely affect the value of our brand names and the demand for our products. We have licensed the “Chiquita” brand names to several affiliated and unaffiliated companies for use in the United States and abroad. Acts or omissions by these companies over which we have little control may also have such adverse effects.

An extended interruption in our ability to ship our products and significant changes in transportation costs could materially affect our operating results.

We ship our bananas and some of our other fresh produce in vessels owned or chartered by us. The remainder of our fresh produce is shipped by third parties. From time to time, we have experienced interruptions in our shipping for reasons such as mechanical breakdown or damage to a ship, strikes at ports and port damage due to weather. Terrorist activities may also lead to damage to ports, ships or shipping routes. While we believe we are adequately insured and would attempt to transport our products by alternative means if we were to experience an interruption, we cannot be sure that we would be able to do so or be successful in doing so in a timely and cost-effective manner. An extended interruption in our ability to ship and distribute our products could have a material adverse effect on our business, financial condition and results of operations.

Transportation costs are significant in our business. The price of bunker fuels used in shipping operations is an important variable component of transportation costs. Historically, fuel oil prices have been volatile and there is no reason to expect that such prices will not remain volatile in the future. We enter into fuel swap contracts which permit us to lock in fuel prices for up to two years, and thereby minimize the volatility that fuel prices could have on our operating results. However, these hedging strategies cannot fully protect against continually rising fuel prices. In addition, our fuel costs have increased substantially in 2003, 2004 and the first quarter of 2005, and there can be no assurance that there will not be further increases in the future.

Increases in the prices of purchased fruit and paper could adversely affect our operating results.

A significant portion of the fresh produce marketed by us is purchased from independent producers and importers around the globe under various arrangements that range from formal long-term purchase contracts to informal market trading with unrelated suppliers. In 2004 and during the first quarter of 2005, approximately 67% of the bananas sourced by us were purchased from independent growers. Many factors may affect the cost and supply of fresh produce, including external conditions, commodity market fluctuations, currency fluctuations and changes in governmental regulations, agricultural programs, and severe and prolonged weather conditions and natural disasters. Although we have multi-year contracts with many banana producers, usually the prices are renegotiated every year or every other year and, if a new purchase price cannot be agreed, the contract will terminate. Increased costs for purchased bananas negatively impacted our operating income results during 2003, and there can be no assurance that they will not adversely affect our operating results in the future.

In addition, the cost of paper is significant to us because bananas and some other produce items are packed in cardboard boxes for shipment. If the price of paper increases, or the price of the fresh produce that we purchase increases due to paper cost increases, but we are not able to effectively pass such price increases along to our customers, our operating income will decrease. Increased costs of paper during 2003, 2004 and the first quarter of 2005, negatively impacted our operating income and there can be no assurance that these costs will not adversely affect our operating results in the future.

The cost of lettuce and other produce has had and could have an adverse effect on Fresh Express’s business.

Fresh Express sources all of its raw product from third-party growers. It contracts with these growers to supply a vast majority of its lettuce. Fresh Express generally negotiates these contracts, including price, nine to eleven months in advance of harvest. However, prices of high quality, fresh produce can be volatile and supplies may be limited due to, among other things, factors such as weather, disease and the level of agricultural production. During periods of severe shortages of high-quality lettuce, Fresh Express has been required to purchase more expensive lettuce on the open market and may be required to do so in the future. In addition, because Fresh Express does not generally have contracts with its foodservice customers, its ability to recover cost increases from those customers may be limited.

Fresh Express relies on certain patented technologies which will begin expiring in 2005 and non-patented proprietary machinery and processes.

Fresh Express and its affiliates have patents covering a number of proprietary technologies, including modified atmospheres used in packaging salads to preserve freshness, and methods of harvesting and maintaining produce products. These patents expire at various times from 2005 through 2021, including renewals. No material or significant patents expired in 2004 or will be expiring prior to 2006. In addition, Fresh Express relies heavily on certain proprietary machinery and processes that are used to prepare some of its products. Although Fresh Express believes that the cost and complexity of its machinery has been and will continue to be a barrier to entry to other potential competitors, it has not protected that machinery or those processes through patents or other methods. As a result, some existing or potential competitors could develop similar machinery or processes. If this occurred, it could substantially increase competition, thereby reducing prices, which could have a material adverse effect on results of operations.

Our large customers may impose requirements upon us that may have an adverse effect on our results of operations.

From time to time, our large retail customers may reevaluate or refine their business practices and, in connection therewith, impose new or revised requirements upon their suppliers, including us. These business demands may relate to inventory practices, logistics or other aspects of the customer-supplier relationship. Some of our customers have indicated a desire to utilize Radio Frequency Identification technology in an effort to improve tracking and management of product in their supply chain. Large-scale implementation of this technology could significantly increase our product distribution costs.

Compliance with requirements imposed by significant customers may be costly and may have an adverse effect on our results of operations. However, if we fail to meet a significant customer’s demands, we could lose that customer’s business, which could have a material adverse effect on our results of operations.

We may be unable to anticipate changes in consumer preferences and dietary habits, which may result in decreased demand for our products.

Our success depends in part on our ability to anticipate and offer products that appeal to the changing tastes and trends of consumers in the market categories in which we compete. Our success depends also in large part upon the dietary habits of consumers. If our customers do not purchase our products due to consumer preferences or dietary concerns (including carbohydrate levels in bananas and other fruits), demand for our products may decline and our results of operations may be adversely affected.

We operate some of our businesses through joint ventures in which our rights to control business decisions may be limited.

We currently operate parts of our business through joint ventures with other companies, notably our Asian banana production and sales, and in the future we may enter into additional joint ventures. Joint venture investments may involve risks not otherwise present for investments made solely by us. For example:

•	we may not control the joint ventures;

•	distributions from our joint ventures are generally subject to the concurrence of our joint venture partners;

•	joint venture partners may not observe their commitments;

•	joint venture partners may have different interests than we have and may take action contrary to our interests; and

•	it may be difficult for us to exit a joint venture after an impasse or if we desire to sell our interest.